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                                                                      EXHIBIT 23
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                        CONSENT OF INDEPENDENT AUDITORS
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The Board of Directors
NVR, Inc.:

We consent to incorporation by reference in the registration statement (No.33-69754) on FormS-8 (for the NVR,Inc. Directors' Long-Term Incentive Plan), the registration statement (No.33-69756) on FormS-8 (for the NVR,Inc. Management Equity Incentive Plan), the registration statement (No.33-69758) on FormS-8
(for the NVR,Inc. Equity Purchase Plan), the registration statement (No. 33-87478) on Form S-8 (for the NVR, Inc. 1994 Management Equity Incentive Plan), the registration statement (No. 333-04975) on Form S-8 (for the NVR, Inc. Management Long-Term Stock Option Plan), the registration statement (No. 333-04989) on Form S-8 (for the NVR, Inc. Directors' Long-Term Stock Option Plan), the registration statement (No. 33-69436) on Form S-3, the registration statement (No. 333-44515) on Form S-3 (for a universal shelf registration for senior or subordinated debt in an amount up to $400 million), and the amended registration statement (No. 333-44515) on Form S-3A (for a universal shelf registration for senior or subordinated debt in an amount up to $400 million) of our reports included herein.

Our report for Fox Ridge Homes, Inc. included herein contains an explanatory paragraph as to the acquisition of certain assets and the assumption of certain liabilities of the Predecessor by Fox Ridge Homes, Inc. on October 31, 1997. Accordingly, Fox Ridge Homes, Inc. accounted for the transaction as a purchase pursuant to the requirements of Accounting Principles Board Opinion No. 16, "Business Combinations."


KPMG Peat Marwick LLP


Pittsburgh, Pennsylvania
March 9, 1998

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